                                                                      EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                                                       12 MONTHS ENDED
                                                               ---------------------------------------------------------------
                                                                DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                                                  1993         1992         1991         1990         1989
                                                               -----------  -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS OF DOLLARS)
Net Income...................................................  $   309,866  $   264,347  $   233,681  $   175,446  $   276,291
Taxes on Income..............................................      140,833      105,994       88,041       22,818       84,704
                                                               -----------  -----------  -----------  -----------  -----------
Adjusted Net Income..........................................  $   450,699  $   370,341  $   321,722  $   198,264  $   360,995
                                                               -----------  -----------  -----------  -----------  -----------
Fixed Charges:
  Interest and Amortization of Debt Discount and Expense and
   Premium on all Indebtedness...............................  $   199,415  $   200,848  $   213,616  $   194,656  $   167,503
  Capitalized Interest.......................................       16,167       13,800       20,953       25,748        5,842
  Interest Factor in Rentals.................................        2,144        2,033        1,801        1,840        2,388
                                                               -----------  -----------  -----------  -----------  -----------
  Total Fixed Charges........................................  $   217,726  $   216,681  $   236,370  $   222,244  $   175,733
                                                               -----------  -----------  -----------  -----------  -----------
Preferred and Preference Dividend Requirements: (1)
  Preferred and Preference Dividends.........................  $    41,839  $    42,247  $    42,746  $    40,261  $    32,381
  Income Tax Required........................................       18,763       16,729       15,916        5,166        9,779
                                                               -----------  -----------  -----------  -----------  -----------
  Total Preferred and Preference Dividend Requirements.......  $    60,602  $    58,976  $    58,662  $    45,427  $    42,160
                                                               -----------  -----------  -----------  -----------  -----------
Total Fixed Charges and Preferred and Preference Dividend
 Requirements................................................  $   278,328  $   275,657  $   295,032  $   267,671  $   217,893
                                                               -----------  -----------  -----------  -----------  -----------
Earnings (2).................................................  $   652,258  $   573,222  $   537,139  $   394,760  $   530,886
                                                               -----------  -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges...........................         3.00         2.65         2.27         1.78         3.02
Ratio of Earnings to Combined Fixed Charges and Preferred and
 Preference Dividend Requirements............................         2.34         2.08         1.82         1.47         2.44

- --------------------------
(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred stock and preference stock.
(2) Earnings are deemed to consist of net income which includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.

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